Exhibit 99.1

October 20, 2021

Liberty TripAdvisor Holdings, Inc. Announces Annual Investor Meeting

ENGLEWOOD, Colo.--(BUSINESS WIRE)-- Liberty TripAdvisor Holdings, Inc. (“Liberty TripAdvisor”) (Nasdaq: LTRPA, LTRPB) will be holding its annual Investor Meeting on Thursday, November 18, 2021, which will occur concurrent with the annual Investor Meeting of Liberty Media Corporation (“Liberty Media”). Presentations related to Liberty Media, Liberty TripAdvisor, and Liberty Broadband Corporation will begin at approximately 9:00am E.T. and the presentation for Tripadvisor is estimated to begin at approximately 10:55am E.T. During its annual Investor Meeting, observations may be made regarding Liberty TripAdvisor’s financial performance and outlook, as well as other forward looking matters.

The annual Investor Meeting will be held in New York, NY and is open to shareholders, research analysts and press. Registration information is available on the Liberty TripAdvisor website and at https://events.thetimescenter.com/LibertyMedia2021InvestorDay.

Please note that all in-person attendees must be fully vaccinated against COVID-19 and show proof of vaccination upon arrival. Due to capacity constraints, in-person attendees will be confirmed via email prior to the event. A livestream of the Investor Meeting will also be available at the registration link above. With the health and safety of our community and attendees as our top priority, event details are subject to change based on CDC, New York City and The Times Center guidelines.

After the presentations, Greg Maffei, Chairman, President and Chief Executive Officer of Liberty TripAdvisor, will host a Q&A session. Stockholders are able to submit questions in advance of the Q&A session. To submit a question, please email investorday@libertymedia.com with the subject “Investor Day Question” by 5:00 p.m. E.T. on Friday, November 12, 2021.

An archive of the webcast of the Investor Meeting will also be available on https://ir.libertytripadvisorholdings.com/news-events/events-presentations for one year after appropriate filings have been made with the SEC.

Companies presenting at the annual Investor Meetings include:

●	Liberty Media
o	Formula 1
o	Sirius XM Holdings Inc.
o	Live Nation Entertainment, Inc.
o	Atlanta Braves
●	Liberty TripAdvisor Holdings, Inc.
o	Tripadvisor, Inc.
●	Liberty Broadband Corporation
o	Charter Communications, Inc.
o	GCI

Qurate Retail, Inc. will host its Investor Meeting virtually on November 19, 2021. Information is available at www.qurateretail.com.

About Liberty TripAdvisor Holdings, Inc.

Liberty TripAdvisor Holdings, Inc. (Nasdaq: LTRPA, LTRPB) consists of its subsidiary Tripadvisor. Tripadvisor is the world's largest travel platform, aggregating reviews and opinions from its community of travelers about accommodations, restaurants, experiences, airlines and cruises throughout the world.

Liberty TripAdvisor Holdings, Inc.
Courtnee Chun, 720-875-5420

Source: Liberty TripAdvisor Holdings, Inc.